I-trax Contact:            PR Contact:               Investor Contact:
Janice MacKenzie           Karen Higgins             Chris Witty /Jody Burfening
I-trax, Inc.               Sagefrog Marketing        Lippert/Heilshorn &
(610) 459-2405 x109        (610) 831-5723            Associates, Inc.
jlmackenzie@i-trax.com     karenh@sagefrog.com       (212) 201-6609
                                                      cwitty@lhai.com


FOR IMMEDIATE RELEASE
---------------------

           I-TRAX AND BANK OF AMERICA INCREASE CREDIT AGREEMENT LIMITS
           -----------------------------------------------------------
                Strong Growth Fuels Working Capital Requirements

CHADDS FORD, Pa.--(BUSINESS WIRE)--April 4, 2005--I-trax, Inc. (Amex: DMX -
News), an integrated provider of health and productivity management services, today reported that the Company and Bank of American, N.A, the company's senior secured creditor, have amended the company's senior credit facility to temporarily increase the borrowing limit under the facility to $17 million from $14 million.

David R. Bock, I-trax's chief financial officer, said, "Revenue in January and February of 2005 was greater than anticipated due to the faster-than-expected implementation of new on-site pharmacies and healthcare facilities. These initiatives have caused an acceleration of certain expenses and receivables associated with launching the facilities and stocking the pharmacies. This amendment gives us access to increased working capital to support these implementations. The borrowing limit under the facility will step down to its prior level of $14 million in stages ending June 30, 2005."

Additional details on this matter will be disclosed in I-trax's Current Report on Form 8-K.

About I-trax
------------

I-trax is a leading provider of integrated health and productivity management solutions formed by the merger of I-trax Health Management Solutions and CHD Meridian Healthcare. Serving nearly 100 clients at over 180 locations nationwide, I-trax offers wellness, disease management and on-site services. I-trax provides a comprehensive solution specifically designed for every individual regardless of location. The company is focused on improving health, satisfaction and productivity for individuals, while lowering the direct and indirect costs of healthcare related benefits. For more information, visit www.i-trax.com.

Safe Harbor Statement: This press release contains forward-looking statements that are based upon current expectations and assumptions, which involve a number of risks and uncertainties. Investors are cautioned that these statements may be affected by certain important factors, and consequently, actual operations and results may differ, possibly materially from those expressed in such statements. The important factors include, but are not limited to: the ability of I-trax and CHD Meridian Healthcare to integrate their businesses successfully; demand for the merged companies' products and services and the merged companies' ability to execute new service contracts; uncertainty of future profitability; general economic conditions; the risk associated with a significant concentration of revenue with a limited number of customers; the merged companies' ability to renew and maintain contracts with existing customers under existing terms; and acceptance of I-trax's population health management solutions by the marketplace. I-trax undertakes no obligation to update or revise any forward-looking statement. These


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and other risks pertaining to I-trax and CHD
Meridian Healthcare are described in greater detail in I-trax's filings with the Securities and Exchange Commission.





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